EXHIBIT 99

                                                                    NEWS RELEASE

NASDAQ SYMBOL:    MRGO

FOR IMMEDIATE RELEASE                          CONTACTS: MICHAEL J. SPECTOR OR
                                                         ALFONSO ORTEGA
                                                         (787) 883-2570

                            MARGO NURSERY FARMS, INC.
                     ANNOUNCES COMPLETION OF HOLDING COMPANY
                       RESTRUCTURING AND CHANGE OF NAME TO
                               MARGO CARIBE, INC.

Vega Alta, Puerto Rico: June 8, 1998 - Margo Nursery Farms, Inc., a Puerto Rico corporation (the "Company")(NASDAQ) SYMBOL: MRGO, announced today that at its Annual Meeting of Shareholders held on May 29, 1998, the shareholders of the Company approved the restructuring of the Company's existing corporate structure into a holding company structure pursuant to the transfer of substantially all the Company's assets and liabilities to a new wholly-owned subsidiary that will conduct the existing nursery business of the Company. The corporate restructuring became effective June 1, 1998. As part of the corporate restructuring, the name of the Company was changed to Margo Caribe, Inc. effective June 5, 1998. The nursery business will continue to be conducted by the new subsidiary under the name Margo Nursery Farms, Inc. Margo Caribe, Inc. will also act as the holding company for the Company's other existing subsidiaries, Margo Garden Products, Inc., Margo Landscaping and Development, Inc. Rain Forest Products Group, Inc. and Margo Development, Inc.

Shareholders of the Company will not be required to exchange their stock certificates in connection with the creation of the holding company structure or the change in name. The common stock of the Company will continue to be traded on the NASDAQ Small-Cap Market under the existing symbol "MRGO".

The Company through its subsidiaries is engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta, and Barranquitas, Puerto Rico. The Company is also engaged in the sale of lawn and garden products and the provision of landscaping services for Puerto Rico and the Caribbean.